Registration No. 333-73746
MTN No. 567		Rule 424(b)(2)
PRICING SUPPLEMENT No. 15 Dated June 4, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $130,500,000
Price to Public: 100%		Proceeds to HFC: 99.97%
Issue Date: June 6, 2002		Stated Maturity: June 6, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: 2.24625% inclusive of spread.
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: .35% (35 basis points)

Interest Payment Dates: On the 6th of September, December, March, and June of each year, commencing September 6, 2002 and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three Months
Agent:
Merrill Lynch	$70,500,000	DTC 5132
Morgan Stanley Dean Witter	$60,000,000	DTC 0050

Agent's Discount or Commission: .03%	CUSIP: 44181KP73